EXHIBIT 5.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Offering Circular of InterCare DX Inc. for the year ended December 31, 2022 of our report dated April 18, 2023 included on the Form 1-A dated May 31, 2023 relating to the financial statements for the year ended December 31, 2022 listed in the accompanying index.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas

May 31, 2023